EXHIBIT 99.1


[LOGO]
INSIGNIA(R) SYSTEMS, INC.


FOR IMMEDIATE RELEASE                Contact:     Scott Simcox
                                                  Vice President of Marketing
                                                  (763) 392-6200; (888) 474-7677
                                                  scotts@insigniasystems.com


           INSIGNIA SYSTEMS, INC. CLOSES $7,500,000 PRIVATE PLACEMENT


MINNEAPOLIS - DECEMBER 19, 2002 - Insignia Systems, Inc. (Nasdaq: ISIG) announced today the closing of a private placement of $7,500,000 of common stock to a small group of accredited investors at a price of $9.19 per share, which represents a 15% discount from the average closing bid price of the common stock over the five days prior to the closing. The investors also received warrants entitling them to purchase an additional 244,827 shares for a term of five years at an exercise price of $12.44 per share. The warrants are callable by Insignia after one year if, among other conditions, the common stock has traded at 175% of the exercise price for 30 consecutive trading days. The investors also receive standard registration rights on their shares and warrant shares.

Insignia President and CEO Scott Drill said, "The funds will be used for general working capital as well as for possible future acquisitions."

Insignia's Point-Of-Purchase Services (POPS) program is a fully featured, shelf-edge sign, that delivers a complete "call to action" at the point-of-purchase, while building store and brand equity. Insignia POPS allows manufacturers to deliver product-specific promotional messages quickly and accurately - in designs and formats that have been pre-approved and supported by participating retailers.

                                    - more -


     Insignia Systems, Inc. o 5025 Cheshire Lane North o Plymouth, MN 55446
                    o Phone 763-392-6200 o Fax 763-392-6222
        http://www.insigniasystems.com o email: info@insigniasystems.com

                                                                    EXHIBIT 99.1


December 19, 2002        INSIGNIA SYSTEMS, INC. CLOSES $7,500,000         Page 2
                         PRIVATE PLACEMENT

Insignia Systems, Inc. is an innovative developer and marketer of in-store promotional products, programs and services to retailers and consumer goods manufacturers. Through its Point-Of-Purchase Services (POPS) business, Insignia is contracted with more than 11,000 chain retail supermarkets and drug stores, including A&P, Kroger, Pathmark, Safeway, Shaw's Supermarkets and Rite Aid. Through the nationwide POPS network, over 160 major consumer goods manufacturers, including General Mills, Hormel Foods, Kellogg Company, Nestle, Pfizer, Procter & Gamble, S.C. Johnson & Son and Tyson Foods, have taken their brand messages to the point-of-purchase. For additional information, contact 888-474-7677, or visit the Insignia POPS Web site at www.insigniapops.com.


                                      #####